                                                                    EXHIBIT 21.1


                      SUBSIDIARIES OF WFS FINANCIAL, INC.

          WFS Financial Auto Inc., a California Corporation
          WFS Financial Auto 2, Inc., a California Corporation WFS Investments, Inc., a California Corporation
          WFS Funding, Inc., a California Corporation
          WFS Receivables Corporation, a California Corporation